Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

SUBSIDIARIES OF GENON AMERICAS GENERATION, LLC

SUBSIDIARIES OF GENON MID-ATLANTIC, LLC

The voting stock of each company shown indented is owned by the company immediately above which is not indented to the same degree.

Name of Company	Jurisdiction of Organization
GenOn Americas Generation, LLC	Delaware
GenOn North America, LLC	Delaware
MNA Finance Corp.	Delaware
GenOn Energy Management, LLC	Delaware
GenOn California North, LLC	Delaware
GenOn Delta, LLC	Delaware
GenOn Potrero, LLC	Delaware
GenOn Canal, LLC	Delaware
GenOn Kendall, LLC	Delaware
GenOn New York, LLC	Delaware
GenOn Bowline, LLC	Delaware
GenOn Lovett, LLC	Delaware
Hudson Valley Gas Corporation	New York
GenOn Special Procurement, Inc.	Delaware
GenOn Mid-Atlantic, LLC	Delaware
GenOn Chalk Point, LLC	Delaware
GenOn Potomac River, LLC	Delaware
GenOn MD Ash Management, LLC	Delaware
GenOn Piney Point, LLC	Delaware
GenOn Gibbons Road, LLC	Delaware